UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 29, 2011
INSULET CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33462 (Commission File Number)	04-3523891 (IRS Employer Identification No.)
9 Oak Park Drive
Bedford, Massachusetts 01730
(Address of Principal Executive Offices, including Zip
Code)
Registrant’s telephone number, including area code: (781) 457-5000
Not Applicable
(Former Name or Former Address, if Changed Since Last
Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Indenture
On June 29, 2011, Insulet Corporation, a Delaware corporation (the “Company”), consummated its previously announced offering (the “Convertible Notes Offering”) of $125 million aggregate principal amount of the Company’s 3.75% Convertible Senior Notes due 2016 (the “Convertible Notes”) pursuant to the terms of an underwriting agreement, dated as of June 23, 2011 (the “Underwriting Agreement”), by and between the Company and J.P. Morgan Securities LLC (the “Underwriter”). On such date, an additional $18.75 million aggregate principal amount of Convertible Notes was also purchased by the Underwriter pursuant to an option granted to the Underwriter in the Underwriting Agreement. The Convertible Notes are governed by the terms of an indenture, dated as of June 29, 2011 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
The Convertible Notes are the senior unsecured obligations of the Company. The Convertible Notes bear interest at a rate of 3.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2011. The Convertible Notes will mature on June 15, 2016, unless earlier repurchased or redeemed by the Company or converted by holders. The Convertible Notes will be convertible into cash, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) or a combination thereof at the Company’s election, at an initial conversion rate of 38.1749 shares of Common Stock of the Company, per $1,000 principal amount of Convertible Notes, which corresponds to an initial conversion price of approximately $26.20 per share of Common Stock and represents a conversion premium of approximately 32.5% based on the last reported sale price of the Common Stock of $19.77 on June 23, 2011, the date the Convertible Notes Offering was priced. The conversion rate is subject to adjustment from time to time upon the occurrence of certain events, including, but not limited to, the issuance of stock dividends and payment of cash dividends. At any time prior to the close of business on the business day immediately preceding March 15, 2016, holders may convert their Convertible Notes at their option only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2011 (and only during such calendar quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Convertible Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on such trading day; (3) if the Company calls any or all of the Convertible Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after March 15, 2016 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Convertible Notes at any time, regardless of whether any of the foregoing conditions has been met. If a make-whole fundamental change, as described in the Indenture, occurs and a holder elects to convert its Convertible Notes in connection with such make-whole fundamental change, such holder may be entitled to an increase in the conversion rate as described in the Indenture.
The Company may not redeem the Convertible Notes prior to June 20, 2014. The Company may redeem the Convertible Notes, at the Company’s option, in whole or in part, (1) on or after June 20, 2014 if the last reported sale price per share of Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within five trading days prior to the date on which the Company provides notice of redemption and (2) on or after June 20, 2015 regardless of the sale price condition described above, in each case at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the Convertible Notes, which means that the Company is not required to periodically redeem or retire the Convertible Notes. Holders of the Convertible Notes may require the Company to purchase for cash all or a part of their Convertible Notes at a purchase price equal to 100% of the principal amount of the Convertible Notes to be purchased, plus accrued and unpaid interest, upon the occurrence of certain fundamental changes involving the Company.
The Indenture does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by the Company or any of its subsidiaries.
The Indenture contains customary terms and covenants and events of default. If an event of default (other than certain events of bankruptcy, insolvency or reorganization involving the Company) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Convertible Notes by notice to the Company and the Trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the Convertible Notes to be due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. Upon the occurrence of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest, if any, on all of the Convertible Notes will become due and payable automatically. Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects and for up to 360 days, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right to receive additional interest on the Convertible Notes.
A copy of the Indenture is filed as Exhibit 4.1 with this report and incorporated herein by reference, and the foregoing description of the Convertible Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the copy of the Indenture that is filed as Exhibit 4.1 hereto.
Wells Fargo Bank, National Association has in the past provided and may from time to time in the future provide trustee, registrar, exchange agent, conversion agent, paying agent and other services to the Company.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.:	Description
4.1	Indenture, dated as of June 29, 2011, between Insulet Corporation and Wells Fargo Bank, National Association, as Trustee

4.2	Form of 3.75% Convertible Senior Notes due 2016 (included in Exhibit 4.1)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION
July 5, 2011	By:	/s/ Duane DeSisto
Duane DeSisto
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.:	Description
4.1	Indenture, dated as of June 29, 2011, between Insulet Corporation and Wells Fargo Bank, National Association, as Trustee

4.2	Form of 3.75% Convertible Senior Notes due 2016 (included in Exhibit 4.1)